Exhibit 99.1





Contact:    Diana Burton

            (732) 767-2255

For Immediate Release

            U.S. INDUSTRIES RECEIVES BANK WAIVER FOR REXAIR GUARANTEE
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ISELIN, NJ, June 1, 2001 -- U.S. Industries (NYSE-USI) said today that the lenders to Rexair, Inc. have extended a waiver of default regarding a credit facility guaranteed by USI.

As previously announced, the Company guaranteed Rexair's obligations under this facility when the Company sold a majority interest in Rexair to Strategic Industries, LLC in March 2000. As of March 31, 2001, $170.6 million was outstanding under the facility. The waived event of default relates to USI's senior unsecured credit ratings, and had previously been waived through May 31, 2001. The stated term of the new waiver extends through July 27, 2001.

U.S. Industries owns several major businesses selling branded, consumer-oriented building products to leading home centers and mass merchants. These brands include Jacuzzi, Ames True Temper, Sundance Spas, and Zurn, among others.




Disclosure Concerning Forward-Looking Statements
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Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as consumer spending patterns, availability of consumer credit, interest rates, currency exchange rates, inflation rates, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.